                                                                  Exhibit 10.148

                           PURCHASE AND SALE AGREEMENT

                                     between

                          DELTA PETROLEUM CORPORATION,

                                    AS SELLER

                                       and

                        CASTLE EXPLORATION COMPANY, INC.

                                    as BUYER


Purchase and Sale Agreement

Exhibit A -    Interests Conveyed

Exhibit B -    Allocation of Purchase Price

               Schedule A -      February 25, 2004 Reserve Report of Delta
                                 Petroleum Corporation (excerpt)


Exhibit B-1-   Tax Allocation of Purchase Price

Exhibit C -    Outstanding AFE's

Exhibit D -    Litigation

Exhibit E -    Environmental Disclosures

Exhibit F -    Form of Conveyance, Assignment, and Bill of Sale

Exhibit G -    Well Operations Management Contract

               Attachment A -    Purchase and Sale Agreement between Delta
                                 and CECI

               Attachment B -    May 31, 2002 Letter Agreement Between Delta
                                 and PCEC

               Attachment C -    The Wells

                           PURCHASE AND SALE AGREEMENT

         This Purchase and Sale Agreement (this "Agreement") dated as of the 30th day of March, 2004, is between DELTA PETROLEUM CORPORATION, a corporation organized and existing under the laws of Colorado ("Seller") and CASTLE EXPLORATION COMPANY, INC., a corporation organized and existing under the laws of Pennsylvania ("Buyer"). Seller and Buyer are referred to herein individually as a "Party" and collectively as the "Parties."

         In consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

                                    ARTICLE 1
                                PURCHASE AND SALE

         1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey and Buyer agrees to purchase and pay for all of Seller's right, title and interest in and to the Interests.

         1.2 Interests. All of the following shall be referred to in this Agreement collectively as the "Interests" and individually as an "Interest":

                  (a) The oil, gas and mineral leases in the states and counties described on Exhibit "A" attached hereto (collectively, the "Leases"), including, without limitation, working interests, overriding royalty interests, royalty interests and any other interests of a similar nature affecting the lands covered by the Leases (collectively, the "Lands").

                  (b) The oil and gas wells described on Exhibit "A" (individually, a "Well," and collectively, the "Wells"), together with all oil, natural gas, casinghead gas, drip gasoline, natural gas liquids, condensate and other minerals produced from such Wells.

                  (c) All unitization, communitization, pooling, agreements, working interest units created by operating agreements, partnership agreements and orders covering the Leases and Lands, or any portion thereof, and the units and pooled or communitized areas created thereby (collectively, the "Units").

                  (d) The tangible personal property, tools, machinery, materials, pipelines, plants, gathering systems, equipment, platforms and facilities, vehicles (to the extent owned by Seller), fixtures and improvements, which are directly incident or attributable to or underlie the Leases, Lands, Wells or Units with the production, transportation, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, (collectively, the "Equipment").

                  (e) The licenses, permits, contracts, agreements and other instruments owned by Seller (other than bonds posted by Seller) which concern and relate to any of the Leases, Lands, Wells, Units and/or Equipment, INSOFAR AND ONLY INSOFAR as same concern or relate to the Leases, Lands, Wells, Units and/or Equipment, or the operation thereof; including, without limitation, oil, gas and condensate purchase and sale contracts; permits; rights-of-way; easements; licenses; servitudes; estates; surface leases; farmin and farmout agreements; division orders and transfer orders; bottomhole agreements; dry hole agreements; area-of-mutual interest agreements; salt water disposal agreements; acreage contribution agreements; operating agreements; balancing agreements and unit agreements; pooling agreements; pooling orders; communitization agreements; processing, gathering, compression and transportation agreements; facilities or equipment leases relating thereto or used or held for use in connection with the ownership or operation thereof or with the production, treatment, sale or disposal of hydrocarbons; and all other contracts and agreements related to the Leases, Lands, Wells and/or Equipment.

                  (f) Subject to Section 1.3 below, originals or copies of all computer tapes and discs, files, records, information or data relating to the Interests in the possession of Seller, including, without limitation, title records (including abstracts of title, title opinions, certificate of title and title curative documents), production records and files, contracts, correspondence, production records, electric logs, core data, pressure data, decline curves, graphical production curves, drilling reports, well completion reports, drill stem test charts and reports, regulatory reports, and all related materials, INSOFAR AND ONLY INSOFAR as the foregoing items constitute materials that may be lawfully conveyed to Buyer (i.e., the materials are not subject to a proprietary agreement precluding their transfer to Buyer), and, to the extent transferable, all other contract rights, intangible rights (excluding Seller's trademarks and service marks), inchoate rights, choses in action, rights under warranties made by prior owners, manufacturers, vendors or other third parties, and rights accruing under applicable statutes of limitation or prescription, attributable to the Interests.

                  (g) All payments, and all rights to receive payments, with respect to the ownership of the production of hydrocarbons from or the conduct of operations on the Interests accruing after the Effective Time.

         1.3 Reserved Interests. Notwithstanding any provision of this Agreement to the contrary, Seller reserves and retains (i) Seller's corporate, financial, tax and legal records and other business records; (ii) cash, bank accounts, letters of credit, travel letter accounts and prepaid insurance; (iii) the management information systems, accounting software and other intellectual property rights of Seller used by Seller in the management and administration of their businesses; (iv) all claims that Seller may have under any policy of insurance, indemnity or bond maintained by Seller other than claims relating to property damage or casualty loss affecting the Interests occurring between the Effective Time and Closing (which claims shall be included in the Interests);
(v) all accounts receivable, trade credits or notes receivable relating to transactions processed by Seller prior to Closing; (vi) any files or records that Seller are contractually or otherwise obligated not to disclose to Buyer;
(vii) all claims and causes of action arising from acts, omissions or events, or damage or destruction of property occurring prior to the Effective Time; (viii) engineering studies or reserve reports relating to the Interests; and (ix) all interests and rights not included in the definition of the Interests (the "Reserved Interests").

         1.4 Effective Time. The purchase and sale of the Interests shall be effective as of January 1, 2004, at 7:00 a.m., eastern standard time (herein called the "Effective Time").

         1.5 Closing Date. The purchase and sale of the Interests pursuant to this Agreement ("Closing") shall be at 7:00 a.m. Eastern Standard Time on April 1, 2004 ("Closing Date") unless another date is agreed to in writing by all Parties. Seller and Buyer shall use their respective and collective best efforts to cause Closing to occur as quickly as possible on or before April 1, 2004, and to obtain all consents necessary therefor.

         1.6 Ownership of the Interests. Subject to Section 12.1 and the other provisions of this Agreement, should Closing occur, Seller shall be entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production and other proceeds), and shall be subject to the duties and obligations of such ownership attributable to the Interests for the period of time prior to the Effective Time and Buyer shall be entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production and other proceeds) and shall be subject to the duties and obligation of such ownership attributable to the Interests for the period of time from and after the Effective Time. All expenses and costs, including, without limitation, all ad valorem, property, production, severance, and similar taxes and assessments based upon or measured by the ownership of the Interests, the production of hydrocarbons, or the receipt of proceeds therefrom) attributable to the Interests, shall be: (i) allocated to Seller if incurred or accruing with respect to operations conducted prior to the Effective Time; or
(ii) allocated to Buyer if incurred or accruing with respect to operations conducted after the Effective Time. All hydrocarbons in storage facilities above or upstream from the pipeline connection to each storage facility, or downstream of delivery point sales meters on gas pipelines, as of the Effective Time, shall belong to Seller. All of the hydrocarbons placed in such storage facilities or upstream of the aforesaid meters on pipelines after the Effective Time shall accrue to the benefit of Buyer and shall become a part of the Interests. In order to accomplish the foregoing allocation of production, the parties shall rely upon the records maintained by the operator of the relevant Interest, unless such records are demonstrated to be inaccurate.

         1.7 Risk of Loss. Buyer shall assume all risk of loss with respect to the Interests from and after the Effective Time to Closing and thereafter should Closing occur.

                                    ARTICLE 2
                                 PURCHASE PRICE

         2.1 Purchase Price. The purchase price for the Interests shall be Eight Million Dollars ($8,000,000) (the "Purchase Price"). At Closing, the Purchase Price shall be adjusted as set forth in Section 2.2 below.

         2.2 Adjustments to Purchase Price. At least five (5) "Business Days" (which term shall mean any day except a Saturday, Sunday or other day on which commercial banks in Denver, Colorado are required or authorized by law to be closed) prior to the Closing Date, Buyer and Seller shall agree in good faith upon an estimate of the adjustments contemplated by this Section 2.2 below. At Closing, the Purchase Price shall be adjusted as follows and the resulting amount shall be referred to herein as the "Estimated Adjusted Purchase Price":

                  (a) The Purchase Price shall be reduced by the gross proceeds received by Seller, net of applicable severance and production taxes, compression and transportation charges and lease operating expenses, and derived from the sale of hydrocarbons attributable to the Interests to the extent owned by Buyer between the Effective Time and the Closing Date;

                  (b) The Purchase Price shall be reduced by the suspended revenues at the Closing Date for which Buyer shall thereafter be liable pursuant to Section 9.1 below;

                  (c) The Purchase Price shall be reduced by estimated ad valorem taxes accruing between the Effective Date and the Closing Date which will be payable by after the Closing Date;

                  (d) The Purchase Price shall be reduced due to Title Failures in accordance with the provisions of Section 5 below; and

                  (e) The Purchase Price shall be increased by the Operations Fee and Allocable Overhead Fee attributable to each of the three calendar months beginning with the Effective Time through and including the Closing Date as such, which fees are defined in the Well Operations Management Agreement attached hereto as Exhibit G pursuant to Section 9.5 below.

         2.3 Closing Payment. At Closing, Buyer shall pay to Seller by wire transfer or immediately available funds an amount equal to the Estimated Adjusted Purchase Price (the "Closing Payment").

         2.4 Final Adjusted Purchase Price. As promptly as practicable after Closing, and not later than June 30, 2004 in any event, the Buyer and Seller shall agree in good faith upon the final calculation of the Adjusted Purchase Price (the "Final Adjusted Purchase Price"). Buyer shall pay to Seller by wire transfer of immediately available funds an amount equal to the excess, if any, of the Final Adjusted Purchase Price over the Closing Payment. Seller shall pay to Buyer by wire transfer of immediately available funds an amount equal to the excess, if any, of the Closing Payment over the Final Adjusted Purchase Price. Any payment pursuant to this Section shall be made within two (2) business days after agreement between Buyer and Seller on the Final Adjusted Purchase Price. Until paid, all past due amounts under this Article 2 shall bear interest at the lesser of prime plus two percent, as established by Bank of Texas, N.A., Houston, Texas (based on a 360 day year) or the maximum lawful rate permitted by applicable law.

         2.5 Disputed Amounts. In the event any portion of the Estimated Adjusted Purchase Price is not agreed upon prior to Closing, the Estimated Adjusted Purchase Price for purposes of Closing shall be calculated based on Seller's and Buyer's agreed upon estimated adjustments and Seller's good faith estimation of any disputed amounts, which estimate shall be subject to adjustment in the calculation of the Final Adjusted Purchase Price. Should the Parties not reach agreement as to any portion of the Final Adjusted Purchase Price, the disputed items shall be submitted to KPMG LLP ("KPMG") for resolution. The decision of KPMG shall be considered final as between the Parties. Cost for KPMG and resolution of the dispute will be apportioned between Seller and Buyer in proportion to the award by KPMG.

         2.6 Purchase Price Allocation. The Purchase Price shall be allocated among the Interests as set forth in Exhibit "B" attached hereto (the "Allocated Values").

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

         3.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer the following:

                  (a) Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Colorado. Seller is duly qualified to conduct business in the State or States in which the Interests are located.

                  (b) Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, and to sell the Interests on the terms described in this Agreement and perform its other obligations under this Agreement.

                  (c) The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized.

                  (d) This Agreement has been duly executed and delivered by or on behalf of Seller; all documents and instruments required hereunder to be executed and delivered by Seller at or prior to Closing shall have been duly executed and delivered; and this Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms.

                  (e) Other than as set forth in Exhibit "C" attached hereto and made a part hereof, there are no outstanding authorizations for expenditures ("AFEs") in excess of $25,000 each that (i) require the drilling of wells or other material development operations in order to earn or to continue to hold all or any portion of the Interests, or (ii) obligate Seller to make payments of any amounts in connection with drilling of wells or other material capital expenditures affecting the Interests.

                  (f) Seller's execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not: (i) violate or conflict with any provision of its articles of incorporation, bylaws, or other governing documents; (ii) result in the breach of any material term or condition of, or constitute a default or cause the acceleration of any material obligation under any agreement or instrument to which it is a party or by which it is bound; or (iii) violate or conflict with any applicable judgment, decree, order, permit, law, rule, or regulation.

                  (g) There are no consents required of any other party required to consummate the transactions contemplated hereby other than preferential rights or consents to assignment from other owners in the Interests or purchasers of production therefrom of the type typically found in the oil and gas industry.

                  (h) Seller is not obligated to deliver hydrocarbons produced from the Interests at some future time without then or thereafter receiving full payment for the production attributable to Seller's ownership in and to the Interests by virtue of: (i) a prepayment arrangement under any contract for the sale of hydrocarbons and containing a "take or pay," or similar provisions, (ii) a production payment, or (iii) any other arrangement.

                  (i) Except for those taxes and assessments for which a Purchase Price adjustment is made under Section 2.2(c), during the period of Seller's ownership of the Interests, Seller has properly paid all ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom on the Interests that have become due and payable before the Effective Time.

                  (j) Seller has incurred no liability, contingent or otherwise, for broker's or finder's fees or commissions relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

                  (k) Other than as set forth in Exhibit "D" attached hereto and made a part hereof, no suit, action, claim, or other proceeding is pending or, to the best of Seller's knowledge, threatened before any court, arbitration panel or governmental agency which relates to the Interests and which might result in a material loss of Seller's title to any portion of the Interests, or a material diminution of the value of any of the Interests, or that might materially hinder or impede the operation of the Leases.

                  (l) As used in this Agreement, the term, "Existing Documents" shall mean all of the oil, gas and other mineral leases, assignments or other instruments or agreements that comprise the Interests, and all contractually binding arrangements to which the Interests may be subject and which will be binding on the Interests or Buyer after Closing (including, without limitation, oil, gas and other mineral leases, overriding royalty assignments, farm-out and farm-in agreements, option agreements, forced pooling orders, assignments of production payments, partnership agreements, including unit agreements, unit operating agreements, joint operating agreements, balancing agreements, unit operating agreements, production contracts, processing contracts, gas sales contracts, marketing and transportation contracts and division orders). To the best of Seller's knowledge, (i) all material Existing Documents are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms (subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws); (ii) Seller is not in material breach or default with respect to any of its obligations pursuant to any such Existing Documents; and (iii) all payments (including, without limitation, royalties, delay rentals, shut-in royalties and valid calls under unit or operating agreements) due thereunder have been timely paid and Seller has received no notice of default under any of the Existing Documents.

                  (m) To the best of Seller's knowledge, all of the Equipment Seller requires to operate its interests has been maintained in a state of repair so as to be adequate for normal operations.

                  (n) To the best of Seller's knowledge, all of the Wells that have been drilled and completed have been so drilled and completed within the boundaries and limits permitted by contract, pooling or unit agreement, and by law; and all drilling, completion, and other operations on or affecting the Leases have been conducted in compliance with all applicable laws, ordinances, rules, regulations and permits, and judgments, orders and decrees of any court or governmental body or agency. No Well is subject to penalties or allowables after the date hereof because of any over-production or any other violation of applicable laws, rules, regulations or permits or judgments, orders of decrees of any court or governmental body or agency.

                  (o) Except as set forth on Exhibit "E" attached hereto:

                           (i) Seller's operations and activities with respect to the Interests comply in all material respects with all applicable governmental laws, including, without limitation, health and safety statutes and regulations and all Environmental Laws, including any provisions requiring notice to government agencies under Environmental Laws.

                           (ii)     There is no civil, criminal or
                                    administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter ("Environmental Proceeding") known to Seller pending or, to the best of Seller's knowledge, threatened against Seller or any of the Interests relating in any way to the Environmental Laws.

                           (iii) Neither Seller nor, to the best of Seller's knowledge, any other person have released, placed, stored, buried or dumped any Hazardous Substances, Oil, Pollutants or Contaminants or any other wastes on, beneath, or adjacent to the Leases operated by Seller, except for inventories of such substances to be used in the ordinary course of business of Seller (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable laws and regulations).

                           (iv) To the best of Seller's knowledge, Seller has not received any notice or order from any governmental or other public agency advising it that Seller is responsible for or potentially responsible for Cleanup or paying for the cost of Cleanup of any Hazardous Substances, Oils, Pollutants, or Contaminants or any other waste or substance affecting the Interests. Seller is not aware of any facts which might reasonably give rise to any such notice or order.

                           (v) The term "Cleanup" shall mean all actions required to: (1) cleanup, remove, treat or remediate Hazardous Substances, Oils, Pollutants or Contaminants; (2) prevent the Release of Hazardous Substances, Oils, Pollutants or Contaminants so that they do not migrate, endanger or threaten to endanger public health or welfare or the environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances, Oils, Pollutants or Contaminants in the indoor or outdoor environment.

                           (vi) The term "Environmental Laws" shall mean all foreign, Federal, state and local laws, regulations, rules and ordinances relating to polluting or protection of the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances, Oil, Pollutants or Contaminants into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances, Oil, Pollutants or Contaminants, and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous
                                    Substances, Oils, Pollutants or
                                    Contaminants.

                           (vii) The term "Hazardous Substances, Oils, Pollutants or Contaminants" shall mean all substances defined as such in the National Oil and Hazardous Substances Pollution Contingency Plan, or defined as such by, or regulated as such under, any Environmental Law.

                           (viii) The term "Release" or "Releases" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environmental (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances, Oils, Pollutants or Contaminants through or in the air, soil, surface water, groundwater or property.

         3.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller the following:

                  (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania. Buyer is duly qualified to conduct business in the State or States in which the Interests are located.

                  (b) Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, to purchase the Interests on the terms described in this Agreement and to perform its obligations hereunder.

                  (c) The execution, delivery and performance of this Agreement and the transactions contemplated herein have been duly and validly authorized by Buyer.

                  (d) This Agreement has been duly executed and delivered on behalf of Buyer, and all documents and instruments required hereunder to be executed and delivered by Buyer at or prior to Closing shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Buyer enforceable in accordance with their terms.

                  (e) Buyer has incurred no liability, contingent or otherwise, for broker's or finder's fees or commissions relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

                  (f) Prior to Closing, Buyer will have inspected the Interests, the public records and Seller's files for all purposes, including, but not limited to, detecting the presence and concentration of naturally-occurring radioactive materials and satisfying themselves as to the physical condition and environmental condition of the Interests, both surface and subsurface. In entering into this Agreement, Buyer has relied solely on its independent investigation of, and judgment with respect to, the Interests and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors, and not on any comments or statements of any representatives of, or consultants or advisors engaged by Seller.

                  (g) Within ninety (90) days following Closing, Buyer will meet the bonding and other requirements required by all governmental authorities in respect to the Interests (and Seller agrees to provide Buyer, prior to Closing, with a list of such requirements) and, after Closing, Buyer anticipates that it will continue to be able to meet such bonding requirements. Buyer is, and after the Closing is expected to continue to be, otherwise qualified to own the Interests. The consummation of the transactions contemplated hereby will not cause Buyer to be disqualified to be an owner of oil, gas, and mineral leases or to exceed any acreage limitation imposed by law, statute, rule or regulation. Buyer is not aware of any fact that could reasonably be expected to cause the appropriate governmental authorities to fail to unconditionally approve the assignment of the Interests to Buyer. Seller will cooperate and will assist Buyer relating to the preparation and presentation of documents relating to changes in ownership and/or operatorship of the Interests.

                  (h) Buyer is an experienced and knowledgeable investor and operator in the oil and gas business. Buyer is acquiring the Interests for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, as amended, or any other rules, regulations, and laws pertaining to the distribution of securities.

                  (i) Buyer has arranged or will have arranged to have available by the Closing Date sufficient funds to enable the payment to Seller, by wire transfer, of the Closing Payment in accordance with Section 2.3 and to otherwise perform Buyer's obligations under this Agreement.

                                    ARTICLE 4
                          CERTAIN AGREEMENTS OF SELLER

         4.1 Agreements Between Execution of Agreement and Closing. During the period between the execution of this Agreement and the Closing Date, Seller shall not, without the prior written consent of Buyer, (i) sell, convey, assign, transfer or encumber any of the Interests except that Buyer may vote for the Castle Associates 1983 Limited Partnership to sell its interests for $447,643 effective January 1, 2004 pursuant to a proxy vote of that partnership; (ii) make or agree to make any expenditure in excess of $25,000.00, net to Seller's interest, except for obligations under existing contracts, expenditures necessary to maintain the Interests, or in the event of any emergency as to which Seller have notified Buyer; (iii) sell oil, gas or other minerals from the Interests except sales made in the ordinary course of business; (iv) enter into any agreement amending, modifying or terminating any of the Leases; or (v) take any other action with respect to any of the Interests that would cause a material diminution in the value thereof or that would materially and adversely affect the use and enjoyment thereof.

         4.2 Access to Records. Following the execution of this Agreement by the Parties, Seller shall afford to Buyer and its authorized representatives, during normal business hours, reasonable access to well and land files, title, contract and legal materials and operating data and information in Seller's possession or to which it has access affecting the Interests.

         4.3 Notification of Additional Proceedings. Seller shall promptly notify Buyer of any new suits, actions, claims or other proceedings threatened or pending before, or required to be filed with, any court, arbitrator or governmental agency which relate to the Interests.

         4.4 Consents. Seller shall use its best efforts to obtain any consents necessary to transfer the Interests to Buyer.

         4.5 Insurance. Seller shall maintain general liability, excess liability and operator's extra expense insurance with respect to the Interests until Closing.

                                    ARTICLE 5
                           CERTAIN AGREEMENTS OF BUYER

         5.1 Cooperation. Buyer shall cooperate with Seller to assist Seller in carrying out the agreements of Seller hereunder.

         5.2 Change of Operations. Buyer will diligently pursue the filing and other requirements to assume operations, where applicable, and ownership of the Interests, including without limitation, well testing, bonding and other requirements from all governmental authorities with respect to the Interests such that Seller can withdraw as operator of the Interests, where applicable, as soon as possible after Closing. Buyer acknowledges that Seller has not guaranteed that Buyer will, in every case, succeed Seller as operator.

                                    ARTICLE 6
                          BUYER'S CONDITIONS TO CLOSING

         The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to Closing of each of the following conditions:

         6.1 Representations. The representations and warranties by Seller set forth in Section 3.1 above shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, except as modified with the written consent of Buyer.

         6.2 Changes. There shall have been no material adverse change in the physical condition of the Interests, except depletion through normal production within authorized allowables and rates of production, depreciation of equipment through ordinary wear and tear, and other transactions permitted under this Agreement or approved in writing by Buyer.

         6.3 Performance. Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement.

         6.4 No Legal Proceedings. No suit, action or other proceeding shall be pending or threatened before any court, arbitration panel or governmental agency seeking to restrain, prohibit or declare illegal, or seeking substantial damages in connection with the purchase and sale contemplated by this Agreement, or which might result in a material loss of any portion of the Interests, a material diminution in the value of any of the Interests, or materially interfere with the use or enjoyment of the Interests, except (i) matters that are disclosed on Exhibit "D" or (ii) any suit or proceeding affecting only a portion of the Interests, which portion could be treated as subject to a Title Defect in accordance with Article 10.

                                    ARTICLE 7
                         SELLER'S CONDITIONS TO CLOSING

         The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment on or prior to Closing of each of the following conditions:

         7.1 Representations. The representations and warranties by Buyer set forth in Section 3.2 above shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date except as modified with the written consent of Seller.

         7.2 Performance. Buyer shall have timely performed and complied in all material respects with all agreements and covenants required by this Agreement.

         7.3 No Legal Proceedings. No suit or other proceeding shall be pending before any court or governmental agency seeking to restrain prohibit or declare illegal, or seeking substantial damages in connection with, the sale contemplated by this Agreement, except (i) matters with respect to which Seller has been adequately indemnified by Buyer or (ii) any suit or other proceeding affecting only a portion of the Interests, which portion could be treated as subject to a Title Defect in accordance with Article 10.

                                    ARTICLE 8
                                     CLOSING

         8.1 Closing Date. Subject to the conditions stated in this Agreement, Closing shall occur on the date set forth in Section 1.5 or on such other date and time as Buyer and Seller may agree (the "Closing Date").

         8.2 Place of Closing. The Closing shall be held at the offices of Seller as set forth hereinabove; provided, however, the Parties may agree to close via facsimile or overnight mail.

         8.3 Closing Obligations. At the Closing, the following documents shall be delivered and the following events shall occur, each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

                  (a) Seller shall execute and deliver: (1) an Assignment, Bill of Sale and Conveyance in the form attached hereto and made a part hereof as Exhibit "F" (the "Assignment") (in sufficient counterparts to facilitate recording) conveying the Interests, subject to the Permitted Encumbrances; and
(2) such other instruments as may be required to convey the Interests to Buyer and otherwise effectuate the transactions contemplated by this Agreement.

                  (b) Seller and Buyer shall execute and deliver a Preliminary Settlement Statement.

                  (c) Buyer shall deliver the Closing Payment by direct bank or wire transfer to Seller's account (at such place as may be designated by Seller in a written notice, such notice to be delivered to Buyer not less than two (2) Business Days prior to the Closing Date).

                  (d) Seller shall deliver on forms supplied by Buyer transfer orders or letters in lieu thereof, directing the operator or purchaser to make payment of proceeds attributable to production from the Interests after the Effective Time to Buyer.

         8.4 Records. In addition to the obligations set forth under Sections
4.2 and 8.3 above, within sixty (60) days after Closing, Seller shall deliver to Buyer all original well and land files in its possession or to which it has access. Buyer shall be entitled to all original records affecting the Interests assigned to Buyer pursuant to the terms of this Agreement. Seller shall be entitled to keep a copy of such records for its files. Buyer agree to preserve and maintain such records for at least five (5) years after the Closing Date and to provide Seller access to such records during normal business hours during such period.

                                    ARTICLE 9
                              POST-CLOSING MATTERS

         9.1 Unpaid Third Party Funds. At such time as Buyer and Seller agree on a Final Adjusted Purchase Price, Seller will transfer to Buyer all funds held by Seller in suspense for a third party owner of royalty, overriding royalty, working interests, mineral interest or other similar interests, attributable to the Interests, all records in Seller's possession, including a schedule of such funds listing the owners thereof, which may be used to determine proper disbursement. Buyer shall thereafter be responsible for determining the proper payment of such amounts and shall indemnify and hold harmless Seller from and against any and all cost, loss or expense of whatever kind, including attorneys' fees, arising from or in connection with the claim or any person, up to the amount listed on the schedule provided by Seller with respect thereto, with respect to the funds transferred to Buyer pursuant to this Section 9.1. The transfer of such suspended funds to Buyer shall be treated as a reduction to the Purchase Price pursuant to Section 2.

         9.2 Further Assurances. After Closing Seller, and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any Exhibit, document, certificate or other instrument delivered pursuant hereto.

         9.3 Survival. All representations and warranties set forth in this Agreement in Sections 3.1 (a) - (j) and 3.2 (a) - (g) shall survive the Closing for a period of ten (10) months, but no other representations and warranties shall survive the Closing.

         9.4 Tax Allocation. The Parties agree that the Purchase Price shall be allocated as set forth on Exhibit B-1 for Federal Income Tax purposes. Each party shall use such allocations in filing Form 8594 (Asset Acquisition Statement) with the IRS.

         9.5 Management Contract. The Parties will execute an operations management contract at Closing incorporating the terms set forth in Exhibit "G" hereto.

         9.6 Right of First Refusal. At Closing, Buyer will execute a right of first refusal in favor of Seller which will arise in the event of a future sale of the Interests by Buyer.


                                   ARTICLE 10
                                  TITLE MATTERS

         10.1 Access to Title and Other Documents.

                  (a) After the date hereof, Seller will make available to Buyer and to their representatives (such representatives to include employees, consultants, independent contractors, attorneys and other advisors of Buyer) for Buyer's copying and/or inspection (at Buyer's cost and expense), at Seller's offices during normal business hours the following documents in Seller's possession or under its control:

                           (i) All abstracts of title, title opinions, title curative materials, ownership reports, division orders, bills of sale, other documents evidencing transfers of title, tax receipts, and licenses and registrations pertaining to the Interests.

                           (ii) All of the lease records, lease files, leases, conveyances and assignments of interest in the Leases; unitization, unit, pooling and operating agreements; division orders; contracts; transfer orders; orders of the applicable regulatory authorities or administrative agencies; mortgages, deeds of trust, security agreements, and financing statements; and all other contracts, agreements and documents affecting the Interests.

                           (iii) Instruments and documents concerning proper payment of all general and special assessments, ad valorem and property taxes, and production, severance and similar taxes and assessments based on or measured by the ownership of the Interests, the production of hydrocarbons, or the receipt of proceeds therefrom for 2004 and years prior for which the applicable statute of limitations has not expired.

                           (iv) All geological maps, geophysical surveys, ownership maps, seismic surveys, logs, core studies, and surveys relating to the Interests.

                           (v) All production records; transportation agreements; contracts for the purchase of gas, oil, casinghead gas, distillate, gas condensate or other hydrocarbons; processing agreements; all correspondence relating to the Interests; and data sheets relating to the Interests and to bonuses, rentals and royalties payable with respect thereto.

                           (vi) All agreements relating to the purchase, sale, processing, and transportation of production from the Wells.

                           (vii) All bonds, leases, permits, easements, licenses, orders, saltwater disposal agreements, agreements with pumpers and other agreements in any way relating to the Interests or the operation thereof.

Reliance on such information shall be at the sole risk of the Buyer, and Seller makes no guaranty or representation as to the accuracy or completeness of such data, except as otherwise provided in this Agreement.

                  Seller shall authorize Buyer and their representatives to consult with attorneys, abstract companies and other consultants or independent contractors of Seller (whether utilized in the past or present) concerning title related matters. Reliance on such information of such third parties shall be at the sole risk of the Buyer, and Seller makes no guaranty or representation as to the accuracy or completeness of such data.

         10.2 No Warranty or Representation. At the Closing, Seller shall convey to Buyer all the Interests. Such conveyance shall be subject to the Permitted Encumbrances and WITHOUT ANY WARRANTY OF TITLE, EITHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE OR OTHERWISE, except for the warranty of title as to persons claiming by, through and under Seller contained in the Assignment. Without limiting Buyer's right to reduce the Purchase Price in the manner provided in this Article 10, Seller makes no warranty or representation, express or implied, with respect to the accuracy or completeness of any information, records or data now, heretofore, or hereafter made available to Buyer in connection with this Agreement, including, without limitation, any description of the Interests, pricing assumptions, potential for production of hydrocarbons from the Interests, or any other matters contained in any material furnished by Seller to Buyer or its officers, directors, employees, agents, advisors or representatives.

         10.3 Disclaimer. ALL PERSONAL PROPERTY, MACHINERY, FIXTURES, EQUIPMENT AND MATERIALS CONVEYED HEREBY ARE SOLD AND ASSIGNED AND ACCEPTED BY Buyer IN THEIR "WHERE IS, AS IS" CONDITION, WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED OR STATUTORY, OF MARKETABILITY, QUALITY, CONDITION, MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE OR USE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED.

         10.4 Permitted Encumbrances. As used in this Agreement, the term "Permitted Encumbrances" shall mean the following, provided that the same shall not operate to reduce the net revenue interest or increase the gross working interest of a Well beyond that shown on Exhibit "A":

                  (a) Lessors' royalties, non-participating royalties, overriding royalties, division orders, reversionary interests, and similar burdens.

                  (b) Preferential rights to purchase and required third party consents to assignments and similar agreements, with respect to which, prior to Closing (i) waivers or consents are obtained from the appropriate parties, (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights, or (iii) arrangements acceptable to Buyer can be made by Buyer and Seller to allow Buyer to receive substantially the same economic benefits as if all such waivers and consents to assign have been obtained.

                  (c) Liens for taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business.

                  (d) All rights to consent by, required notices to, filing with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein, if the same are customarily obtained subsequent to such sale or conveyance and neither Seller nor Buyer has no reason to believe they cannot be obtained.

                  (e) Such Title Defects as Buyer may have waived in writing as well as such Title Defects which were in existence at the time of Seller's previous sale of the Interests to Buyer pursuant to that certain Purchase and Sale Agreement dated as of December 31, 2001, between Castle Energy Corporation and Buyer, as "Sellers" therein and Seller, as "Buyer" therein.

                  (f) Rights reserved to or vested in any governmental authority.

                  (g) Rights of a common owner of any Interest in rights-of-way or easements currently held by Seller and such common owner as tenants in common or through common ownership.

                  (h) Easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Interests for the purpose of surface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, and removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment which do not materially impair the rights held by Buyer or the use and enjoyment of the Interests.

                  (i) Defects, irregularities and deficiencies in title to any rights-of-way, easements, surface lease or other rights which in the aggregate do not materially impair the use of such right-of-way, easements, surface leases or other rights for the purpose of which such rights will be held by Buyer.

                  (j) Zoning, planning and environmental laws and ordinances and municipal regulations.

                  (k) Vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due, or which are being contested in good faith by appropriate proceedings by or on behalf of Seller.

                  (l) Liens created under operating agreements in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller.

                  (m) The terms and provisions of the Existing Documents.

         10.5 Good and Defensible Title. For the purposes of this Article 10, the term "Good and Defensible Title" shall mean, with respect to each of the Wells or Units described on Exhibit "A", that title of Seller which, subject to and except for Permitted Encumbrances:

                  (a) Entitles Seller, throughout the lifetime of the relevant Well or if the duration of the interest in a Unit, to receive from such Well or Unit (free and clear of all royalties, overriding royalties, non-participating royalties, net profits interests, or other burdens on or measured by production of hydrocarbons) not less than the interest shown as the net revenue interest on Exhibit "A" in all hydrocarbons produced, saved and marketed from the Well or Unit and in the case of a Well, of all hydrocarbons produced, saved, and marketed from any unit of which the Well is a part and which is allocated to such Well; all without reduction, suspension, or termination of the interest in such Well or Unit.

                  (b) Obligates Seller to bear the percentage of the costs and expenses relating to the maintenance and development of, and operations relating to, the Well or Unit not greater than the gross working interest shown on Exhibit "A" without increase throughout the lifetime of the relevant Well or of the duration of the interest in a Unit.

                  (c) Is free and clear of liens, encumbrances and defects.

                  (d) All irregularities of title that would not reasonably be expected to result in claims that would materially and adversely affect Seller's title to the underlying Interest shall not be considered a Title Defect, including but not limited to (i) defects in the chain of title consisting of failure to recite marital status or the omission of succession or heirship proceedings; (ii) defects or irregularities arising out of prior oil and gas leases which, on their face, expired more than three (3) years prior to the Effective Time, and which have not been released of record; (iii) defects or irregularities arising out of acknowledgments, questions of identity, trusts or trustees, executors and personal representatives, and the manner in which they executed documents or were identified thereon; (iv) defects or irregularities arising out of mortgages or deeds of trust which, by their terms, matured more than six (6) years prior to the Effective Time but which remain unreleased of record; (v) defects or irregularities arising out of the lack of survey of specific land or lease description; (vi) defects or irregularities arising out of the lack of recorded powers of attorneys from corporations, banks, trusts or personal representatives to execute and deliver documents on their behalf or on behalf of others; (vii) defects or irregularities cured by possession under applicable statutes of limitation and statutes relating to prescription.

         10.6 Notice of Title Defect. Except for Permitted Encumbrances, any defect in title, lien, encumbrance, or defect that would cause Seller's title to any Interest underlying a Well or Unit described on Exhibit "A" not to be Good and Defensible Title shall be a title defect ("Title Defect"). Not later than five (5) days before the Closing Date (the "Warranty Claim Date"), Buyer must notify Seller in writing of any matter that Buyer considers to be a Title Defect ("Notice of Title Defect"), which notice shall include, (i) a specific description of the matter Buyer asserts as a Title Defect, (ii) a specific description of the Well or Unit or the portion of the Interest underlying the Well or Unit that is affected by the Title Defect, (iii) Buyer's calculation of the amount ("Title Defect Amount") that the value of the Well or Unit should be reduced because of the Title Defect based on the Allocated Value shown on Exhibit "B," and (iv) appropriate supporting documentation.

         Notwithstanding anything to the contrary in this Agreement, Buyer shall be deemed to have waived any Title Defect which the Buyer has not specifically asserted in its Notice of Title Defect presented before the Warranty Claim Date.

         10.7 Title Failure. Any item that Seller acknowledges is a Title Defect but that Seller is unwilling to cure shall be deemed a title failure ("Title Failure") and, subject to Section 10.9 below, the Purchase Price shall be reduced for such Title Defect pursuant to Section 2.2 unless, in Seller's reasonable judgment, it is unlikely that material losses, costs, expenses and liabilities will be experienced with respect to such Title Defect and Seller agrees to indemnify Buyer with respect thereto.

         10.8 Defect Notice; Seller's Opportunity to Cure. To the extent that Seller disputes that any item described in the Notice of Title Defect actually constitutes a Title Defect or disputes the Title Defect Amount assigned by Buyer to any such Title Defect ("Contested Defect"), Seller shall deliver to Buyer a notice so stating ("Defect Notice"). Subject to the provisions of 10.9 below, the portion of the Purchase Price attributable to Title Defects which Seller is willing to cure but which are uncured at Closing, or which are not waived by Buyer at Closing (including Contested Defects), shall be deposited into an escrow account pursuant to an escrow agreement agreed to by the Parties and the Assignment will be revised to delete all of that portion of the Interests affected by such Title Defects (including Contested Defects). If Seller fails to cure a Title Defect within ninety (90) days after Closing, it shall be deemed a Title Failure and the funds attributable to such Title Defect shall be released from escrow to Buyer and the property on which such Title Defect exists shall not be conveyed to Buyer.

         10.9 Title Purchase Price Adjustments. Notwithstanding any provision hereof to the contrary, there shall be no reduction in the Purchase Price for Title Failures and no escrow for Title Defects or Contested Defects unless and until the aggregate amount of such Title Defects (including Title Failures and Contested Defects) exceeds two percent (2%) of the Purchase Price and only for the amount in excess of such amount. For purposes of computing Title Defect Purchase Price adjustments, the Purchase Price at the Effective Time shall be the total Purchase Price as reflected in Exhibit B.

         10.10 Termination Amount. Notwithstanding any provision hereof to the contrary, in the event the aggregate adjustments for Title Defects pursuant to this Article 10 and for Environmental Defects pursuant to Article 11 amount to ten percent (10%) or more of the Adjusted Purchase Price (the "Termination Amount"), either Party shall have the option to terminate this Agreement, without any liability, upon written notice to the other Party.

         10.11 Preferential Rights and Consents to Assign. Some Interests underlying Wells or Units may be subject to existing preferential rights to purchase the Interests or consents may be required in order to assign the Interests. On or before Closing, Seller shall provide Buyer with a list, and shall make a good faith effort to obtain consent and waivers of any preferential rights which Seller knows must be obtained prior to Closing and are not ordinarily obtained after Closing. Buyer shall notify Seller of any additional consent requirement or preferential right to purchase it discovers prior to Closing. If a preferential right is exercised or a consent is denied prior to Closing, the Purchase Price shall be adjusted downward in an amount equal to the price paid to Seller for the Wells or Units with respect to which the preferential right has been exercised or the consent has been denied and such Interest shall be deleted from this Agreement. In the case of a preferential right to purchase, Seller shall be entitled to all proceeds paid by the third party exercising its preferential right to purchase. If a third party preferential purchase right burdening any Well or Unit has not been exercised or waived by Closing, Buyer shall pay for and accept an assignment covering such Well or Unit and, if the preferential right is exercised after Closing, Buyer shall be entitled to all proceeds paid for such Well or Unit by the third party exercising such preferential purchase right. Buyer shall be responsible for conveying title to the Interest underlying the Well or Unit affected by said preferential right to the party exercising the same and shall indemnify and hold Seller harmless from and against any claim or liability for Buyer's failure to make such conveyance.

                                   ARTICLE 11
                                  ENVIRONMENTAL

         11.1 Inspection; Indemnity. Buyer and its authorized representatives, at Buyer's sole risk and expense, shall have the right to enter upon and inspect the real and personal properties comprising the Interests, and to conduct such well, environmental and other tests and assessments as Buyer shall deem appropriate, subject to the approval of the operator in the case of non-operated properties. Buyer shall repair any damages to the Interests resulting from its inspection and shall defend and hold Seller harmless from and against any and all losses, damages, claims, obligations, liabilities, expenses (including court costs and attorneys' fees) or causes of action directly resulting from Buyer's inspection of the Interests.

         11.2 Environmental Assessment. As part of their inspection of the Interests, Buyer and its authorized representatives shall have the right to conduct soil and water tests and borings, and generally to conduct such tests, examinations, investigations and studies as may be necessary or appropriate in Buyer's sole judgment to make an environmental assessment of the Interests. Buyer shall keep any data or information acquired through such examination and the results of all analyses of such data and information strictly confidential and shall not disclose the same to any person or agency without the prior written approval of Seller unless such disclosure is required by law. Buyer shall take all steps necessary to ensure that Buyer's authorized representatives comply with the provisions of this Article 11. If Buyer have discovered in their environmental assessment circumstances which require remediation, control or other response under environmental laws, rules or regulations then in effect (an "Environmental Defect"), Buyer shall notify Seller of such circumstances as soon as practicable, but in no event less than thirty (30) days prior to Closing.

         11.3 Environmental Defects If Buyer properly notify Seller of an Environmental Defect related to an Interest, Buyer may (i) waive the Environmental Defect and Close, or (ii) request Seller to cure the Environmental Defect. If Buyer asks Seller to cure an Environmental Defect, and if the aggregate amount of all such Environmental Defects exceeds four percent (4%) of the Purchase Price, Seller have the option (i) to cure the Environmental Defect, or (ii) to exclude the Interest affected by the Environmental Defect from this Agreement. If Seller elects to cure the Environmental Defect, but the cure has not been completed by Closing, the Interest affected by the Environmental Defect shall not be conveyed to Buyer at Closing, the Purchase Price shall be reduced by the amount allocated to such Interest and such amount shall be deposited into the escrow account referred to in Section 10.7. If the Environmental Defect is cured within ninety (90) days after Closing, within five (5) days after the Environmental Defect is cured, Seller will convey to Buyer the Interest affected by the Environmental Defect and the applicable amount shall be released from escrow to Seller. If Seller elects to exclude the Interest affected by the Environmental Defect from this Agreement, subject to Section 11.4 below, the Purchase Price will be reduced by the allocated value of the Interest affected per Exhibit B.

         11.4 Environmental Purchase Price Adjustment. Notwithstanding any provision hereof to the contrary, there shall be no reduction in the Purchase Price for uncured Environmental Defects unless, and only to the extent that, the aggregate amount of such uncured Environmental Defects exceeds two percent (2%) of the Purchase Price and then only for the amount in excess of such two percent (2%) amount.

                                   ARTICLE 12
                        TERMINATION, DEFAULT AND REMEDIES

         12.1 Right of Termination. This Agreement and the transactions contemplated herein may be terminated in writing at any time at or prior to
Closing:

                  (a) By the written agreement of all of the Parties hereto whereupon no Party hereto shall be liable to any other Party hereto for damages of any kind.

                  (b) By either of Buyer or Seller in the event that the adjustments to the Purchase Price exceed the Termination Amount, as provided for in Section 10.10 whereupon no Party hereto shall be liable to any other Party hereto for damages of any kind.

                  (c) Other than as set forth in Subsections 12.1 (a) or (b) above, by either of Buyer or Seller, provided that the terminating Party shall within sixty (60) days reimburse the other Party for all legal costs incurred by such other Party in connection with this transaction.

         12.2 Return of Documentation. Upon termination of this Agreement, within thirty (30) days, Buyer shall return to Seller all title, geological data, reports, contracts, and maps and other information furnished by Seller to Buyer and all copies thereof.

         12.3 Survival of Confidentiality. Upon termination of this Agreement for any reason, the Parties agree that the confidentiality provisions of Section
15.14 shall survive.

                                   ARTICLE 13
                               DISPUTE RESOLUTION

         13.1 Dispute Resolution. If the Parties disagree as to any matter under this Agreement, including without limitation any dispute as to the termination, construction, validity, interpretation, enforceability or breach of the Agreement, they will first attempt to resolve such disagreement through a meeting, to be held within ten (10) days of such termination, of senior executives of each Party.

         13.2 Arbitration If such meeting of senior executives of each Party fails to resolve the matter within thirty (30) days of the date of such meeting, then thereafter any such dispute, controversy or claim arising out of or in relation to or in connection with the Agreement or the operations carried out under this Agreement shall be exclusively and finally settled by arbitration in accordance with this Section 13.2. Any Party may submit such dispute, controversy or claim to arbitration by notice to the other Parties.

                  (a) The arbitration shall be heard and determined by three (3) arbitrators. Each side shall appoint an arbitrator of its choice within thirty
(30) Days of the submission of a notice of arbitration. The Party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within thirty (30) Days following the appointment of both Party-appointed arbitrators. If the Party-appointed arbitrators cannot reach agreement on a presiding arbitrator of the tribunal and/or one Party refuses to appoint its Party-appointed arbitrator within said thirty (30) Day period, the appointing authority for the implementation of such procedure shall be the Presiding District Judge in Harris County, Texas, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. If the Presiding District judge in Harris County, Texas refuses or fails to act as the appointing authority within ninety (90) Days after being requested to do so, then the appointing authority shall be the Presiding Judge of any other District in the State of Texas mutually agreed upon by the Parties who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. All decisions and awards by the arbitration tribunal shall be made by majority vote.

                  (b) Unless otherwise expressly agreed in writing by the Parties to the arbitration proceedings:

                           (i) The arbitration proceedings shall be held in Houston, Texas;

                           (ii) The arbitrator(s) shall be and remain at all times wholly independent and impartial;

                           (iii) The arbitration proceedings shall be conducted in accordance with the Texas General Arbitration Act (Vernon's Ann. Civ. Stat. Arts. 224 to 238.6), in effect at the Effective Time; as amended from time to time;

                           (iv) Any procedural issues not determined under the arbitral rules selected pursuant to (b)
                                    (iii) above shall be determined by the
                                    arbitration act and any other applicable laws of Texas, other than those laws which would refer the matter to another jurisdiction;

                           (v) The costs of the arbitration proceedings (including attorneys' fees and costs) shall be borne in the manner determined by the arbitrator(s);

                           (vi) The decision of the sole arbitrator or a majority of the arbitrators, as the case may be, shall be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accountings presented to the arbitrator; made and promptly paid in U.S. dollars free of any deduction or offset or the common shares of Seller or Castle Energy Corporation, as decided by the arbitrators; and any costs or fees incident to enforcing the award, shall to the maximum extent permitted by law be charged against the Party resisting such enforcement;

                           (vii) Consequential, punitive or other similar damages shall not be allowed except those payable to third parties for which liability is allocated among the Parties by the arbitral award;

                           (viii) The award shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at the Interest Rate; and

                           (ix) Judgment upon the award may be entered in any court having jurisdiction over the person or the assets of the Party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

                           (x) The arbitration shall proceed in the absence of a Party who, after due notice, fails to answer or appear. An Award shall not be made solely on the default of a Party, but the arbitrator(s) shall require the Party who is present to submit such evidence as the arbitrator(s) may determine is reasonably required to make an award.

                           (xi) If an arbitrator should die, withdraw or otherwise become incapable of serving, or refuse to serve, a successor arbitrator shall be selected and appointed in the same manner as the original arbitrator.

                                   ARTICLE 14
                            ASSUMPTION OF OBLIGATIONS

         14.1 Assumption of Obligations. At Closing, Buyer shall assume (a) the obligation to (i) plug and abandon or remove and dispose of all Wells (whether then producing or temporarily or permanently abandoned), platforms, structures, flow lines, pipelines, and the other equipment now or hereafter located on the Interests; (ii) cap and bury all flow lines and (iii) dispose of other pipelines now or hereafter located on the Interests, and all other pollutants, wastes, contaminants, or hazardous, extremely hazardous, or toxic materials, substances, chemicals or wastes now or hereafter located on the Interests; (b) all obligations and liabilities arising from or in connection with any gas production, pipeline, storage, processing or other imbalance attributable to substances produced from the Interests on or after the Effective Time; and (c) all other costs, obligations and liabilities that relate to the Interests and, in each case, arise from or relate to events occurring on or after the Effective Time. All such plugging, replugging, abandonment, removal, disposal, and restoration operations shall be in compliance with applicable laws and regulations and contracts, and shall be conducted in a good and workmanlike manner.

                                   ARTICLE 15
                                  MISCELLANEOUS

         15.1 Fees and Taxes. Except as otherwise specifically provided, all fees, costs and expense incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, without limitation, legal and accounting fees, costs and expenses. All required documentary, filing and recording fees for the assignments, conveyance or other instruments required to convey title to the Interests to Buyer shall be borne by Buyer. In addition, the liability for any sales, use, transfer or similar tax associated with the sale and/or transfer of the Interests shall be the liability of, and for the account of, the Buyer and such liability shall not be subject to pro-ration as provided in Section 2.2.

         15.2 Notices. All notices and communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly made when actually delivered, including delivery by courier, facsimile, telecopy, or other electronic medium, or if mailed by registered to certified mail, postage prepaid, addressed as follows:

Seller:

DELTA PETROLEUM CORPORATION
555 17th Street, Suite 3310
Denver, Colorado 80202
Attn: Roger Parker
Chief Executive Officer
Telephone:  (303) 293-9133
Facsimile:  (303) 298-8251

Buyer:

CASTLE EXPLORATION COMPANY, INC.
357 South Gulph Road,
Suite 260
King of Prussia, Pennsylvania  19406
Attn: Richard E. Staedtler
Chief Financial Officer
Telephone:  (610) 992-9900
Facsimile:  (610) 992-9922

         Either Party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

         15.3 Amendments. This Agreement may not be amended except by an instrument in writing signed by Buyer and Seller.

         15.4 Preparation of Agreement. Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

         15.5 Headings. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

         15.6 Counterparts. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

         15.7 References. References made in this Agreement, including use of a pronoun, shall be deemed to include, where applicable, masculine, feminine, singular or plural, individuals or corporations. As used in this Agreement, "person" shall mean any natural person, corporation, partnership, trust, estate or other entity.

         15.8 Governing Law. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Pennsylvania without giving effect to the conflicts of law rules thereof. Any disputes concerning this Agreement or the subject matter hereof shall be brought in a court of competent jurisdiction of the State of Pennsylvania.

         15.9 Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire understanding between the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understanding relating to such subject matter.

         15.10 Assignment; Parties in Interest. No Party shall assign this Agreement without the other Party's prior written consent; provided, however, that this requirement shall not apply to a subsidiary or other affiliate of the assigning Party so long as the assigning Party remains responsible for its assignee's obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and assigns.

         15.11 Further Cooperation. After the Closing, Buyer and Seller shall execute and deliver, or shall caused to be executed and delivered from time to time, such further instruments of conveyance and transfer and shall take such other action as any Party may reasonably request to convey and deliver the Interests to Buyer, to accomplish the orderly transfer of the Interests to Buyer, or to otherwise effectuate the transactions contemplated by this Agreement. If either Party hereto receives monies belonging to the other, such amount shall immediately be paid over to the proper Party. If an invoice or other evidence of an obligation is received by a Party, which is partially an obligation of both Seller and Buyer, then the Parties shall consult with each other and each shall promptly pay its portion of such obligation to the obligee.

         15.12 Press Release. No Party shall make any press release or other announcement in connection with the execution of this Agreement or the Closing without first consulting with the other Party. Following such consultation and good faith attempt to make reasonable accommodations, any Party may make any announcement or press release that it believes is either required by applicable law or the rules of any stock exchange, or is advisable in connection with such Party's obligation to provide public disclosure regarding its activities. This provision shall not apply to any filing with any governmental body or stock exchange required by law, rule or regulation.

         15.13 Subrogation. Buyer shall be subrogated to all rights, actions and warranties that Seller may have with respect to Seller's predecessors-in-interest as to the Interests.

         15.14 Confidentiality. Seller and Buyer agree that they will keep confidential and will not, except with the other's prior written consent or as required by applicable law, regulation or legal process, disclose (i) the existence or terms of this letter or the discussions hereunder; or (ii) any information which they obtain about the other during due diligence investigations and the negotiation of the transaction, and will not use any of such information for any reason or purpose other than to evaluate the transaction; provided, however, that each of Seller and Buyer may reveal such information to its respective accounting, legal and other representatives, and to Buyer's potential sources of financing for the transaction, who need to know such information for the purpose of evaluating the transaction and who agree to keep such information confidential. In the event any Party is requested pursuant to or required by applicable law, regulation or legal process to disclose any information required to be kept confidential hereunder, the Party requested or required to make such disclosure shall promptly notify the other Party so that such Party may seek a protective order or other appropriate remedy. In addition, if either Seller or Buyer determine not to proceed with the transaction, each will promptly return to the other all written information in such party and such party's representatives' possession, including without limitation all internal notes and analyses prepared in connection with the transaction, provided information was provided in connection with this transaction, or promptly destroy all such information and confirm such destruction to the other in writing. Information to be returned shall not include information concerning Seller that Buyer possesses or shall possess in the future in its capacity as a shareholder of Seller. Notwithstanding anything in this paragraph to the contrary, neither Seller nor Buyer will be required to keep confidential any information which (a) is available to the public at the time of its disclosure to the other party or becomes publicly available after such disclosure other than by a breach of this letter, (b) becomes available to the party receiving the information on a non-confidential basis from a source which is not under any obligation to maintain its confidential basis or (c) is known by the party receiving the information prior to its disclosure and such knowledge can be demonstrated by written evidence.

         EXECUTED as of the date first above stated, but made effective as of the Effective Time.

                             Seller:   DELTA PETROLEUM CORPORATION


                                       By /s/ROGER A. PARKER
                                          -------------------------------------
                                          Roger A. Parker
                                          President and Chief Executive Officer


                             Buyer:    CASTLE EXPLORATION COMPANY, INC.


                                       By /s/WILLIAM C. LIEDTKE, III
                                          -------------------------------------
                                          William C. Liedtke, III
                                          Vice President and General Counsel